EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended September 30, 2001 and 2000
(Unaudited)
(In thousands, except per share data)

	2001	2000

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Net earnings	$3,623	9,006

Denominator:
Basic earnings per share -
weighted-average shares	3,512	3,502

Effect of dilutive stock options	30	18

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,542	3,520

Basic earnings per share:
Net earnings	$1.03	2.57

Diluted earnings per share:
Net earnings	$1.02	2.56

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Nine Months Ended September 30, 2001 and 2000
(Unaudited)
(In thousands, except per share data)

	2001	2000

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$28,821	28,932
Cumulative effect of change in accounting for equity-indexed annuities	2,134	-

Net earnings	$30,955	28,932

Denominator:
Basic earnings per share -
weighted-average shares	3,509	3,501

Effect of dilutive stock options	28	18

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,537	3,519

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$8.21	8.26
Cumulative effect of change in accounting for equity-indexed annuities	0.61	-

Net earnings	$8.82	8.26

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$8.15	8.22
Cumulative effect of change in accounting for equity-indexed annuities	0.60	-

Net earnings	$8.75	8.22